SWK Holdings Corporation Announces Financial Results for Fourth Quarter and Full-Year 2020

Specialty Finance Portfolio Growth, Underlying Credit Performance Highlight Strong 2020

Conference Call and Live Audio Webcast Scheduled for Thursday, April 1, 2021 at 10:00 a.m. ET

Corporate Highlights

•	Closed four transactions in 2020 deploying $34.8 million; additional $8.1 million deployed to existing borrowers
•	Income producing assets at December 31, 2020 reached an all-time high of $206.0 million, accompanied by strong credit trends
•	Closed a $9.0 million transaction in March 2021, deploying $7.1 million
•	Received two milestone payments from Cara Therapeutics totaling $5.0 million, with SWK retaining $3.0 million and the other $2.0 million being remitted to Enteris’ prior owner.

Specialty Finance Segment Highlights:

•	For the fourth quarter of 2020, finance portfolio realized yield was 16.6%, compared to 20.4% for the fourth quarter of 2019
•	For the fourth quarter of 2020, finance portfolio effective yield was 13.8%, a 60 bps increase compared with 13.2% in the fourth quarter of 2019
•	Income producing assets increased 17.6% year over year to $206.0 million as of December 31, 2020
•	Total revenue for the quarter ended December 31, 2020 was $10.9 million, a 16.0% increase from $9.4 million for the quarter ended December 31, 2019
•	Core specialty finance business generated adjusted non-GAAP net income of $23.3 million
•	For the fiscal year 2020, SWK earned an 11.9% adjusted return on tangible financing book value
•	December 31, 2020 tangible financing book value per share was $15.84, a 7.5% increase from the prior year

Dallas, TX, March 31, 2021 – SWK Holdings Corporation (Nasdaq: SWKH), a life sciences focused specialty finance company catering to small and mid-sized companies, today provided a business update and announced its financial and operating results for the fourth quarter and full-year ended December 31, 2020.

“2020 was a strong year for SWK fueled by our strategy of investing in differentiated, patent-protected, life sciences products and the small and mid-sized companies responsible for their development. 2020 results are highlighted by a 17.6% year-over-year growth in income producing assets to an all-time high of $206.0 million. Importantly, this growth has been achieved in a disciplined fashion as evidenced by strong portfolio credit trends,” stated Winston Black, Chairman and CEO of SWK Holdings. “We achieved this disciplined growth despite numerous challenges presented by the COVID-19 pandemic. I am extremely proud of the resilience of the SWK team and our partners.”

Mr. Black continued, “During the fourth quarter, we closed two royalty monetizations and one loan financing, deploying $30.4 million. The transactions were with companies and products that address important market needs and provide value to patients, clinicians, and the broader healthcare system. In March 2021, we closed a $9.0 million loan with Sincerus Pharmaceuticals, Inc., a 503B compounding pharmacy focused on dermatology customers. We continue to source and evaluate numerous loan and royalty opportunities in-line with our historical experience.”

Mr. Black continued, “Our subsidiary Enteris BioPharma is working with our key partner, Cara Therapeutics, to advance its Oral KORSUVA™ program while progressing the three legs of its value creation strategy:

“First, Enteris’ CEO Rajiv Khosla, PhD is focused on maximizing the potential of the company’s proprietary Peptelligence® and ProPerma™ technologies, which enable the oral delivery of peptide and small molecule therapeutics. In this regard, Enteris’ business development pipeline is very active, and we anticipate entry into several feasibility agreements over the coming quarters, with one already secured in 2021. Feasibility agreements are an important first step in building more comprehensive relationships with pharmaceutical partners.

“Second, Enteris anticipates initiating a clinical program for one of its internal assets targeting a niche indication which currently is treated by a cumbersome injection that limits patient compliance, which can lead to suboptimal patient outcomes. SWK anticipates providing an update on this program later in 2021.

“Third, Enteris anticipates its newly expanded manufacturing facility, which includes a high potency API suite, will be cGMP operational in the coming weeks. We believe high potency capabilities are an attractive and capacity constrained pharmaceutical manufacturing segment, as well as being complementary to Enteris’ core peptide focus. Enteris is in the early stages of marketing the facility and its capabilities to pharmaceutical companies.

“Finally, the partnership with Cara Therapeutics for Oral KORSUVA™ continues to advance as highlighted by Cara’s positive public statements. During 2020, SWK received $5.0 million of milestone payments with SWK retaining $3.0 million of the payments and the other $2.0 million being remitted to Enteris’ prior owner. We anticipate additional payments over the next several quarters, subject to the achievement of certain development milestones. Oral KORSUVA™ is currently the subject of four separate clinical programs with multiple milestones anticipated throughout 2021, including topline results in the first half of 2021 from the Phase 2 atopic dermatitis clinical trial and initiation of a Phase 3 clinical trial for the treatment of pruritus in patients with stage III-IV chronic kidney disease expected in the second half of 2021, per recent guidance from Cara.”

Fourth Quarter 2020 Financial Results

For the fourth quarter 2020, SWK reported total revenue of $10.9 million compared to $9.4 million for the fourth quarter 2019. The $1.5 million net increase in revenue was primarily due to pharmaceutical development revenue generated by Enteris.

Income before taxes for the fourth quarter 2020 totaled $3.3 million compared to $0.6 million for the same period of the previous year. The year over year increase is primarily driven by a $2.4 million increase in pharmaceutical development revenue at Enteris, a $2.1 million decrease in expense for the amortization of Enteris-related intangibles, a $1.6 million decrease in impairment expense and a $2.4 million increase in contingent consideration expense.

GAAP net income for the quarter ended December 31, 2020 totaled $4.6 million, or $0.36 per diluted share, compared to $8.8 million, or $0.68 per diluted share for the fourth quarter 2019. For the fourth quarter 2020, non-GAAP adjusted net income was $7.5 million and non-GAAP adjusted net income for the specialty finance segment was $6.4 million, compared to $6.2 million for the fourth quarter 2019.

Income producing assets (defined as finance receivables and corporate debt securities) totaled $206.0 million as of December 31, 2020. This is a 17.6% increase compared with the income producing assets of $175.1 million as of December 31, 2019.

Tangible financing book value per share totaled $15.84 as of December 31, 2020, a 7.5% increase from $14.74 as of December 31, 2019. Management views tangible financing book value per share as a relevant metric to value the company’s core specialty finance business. Book value per share was $18.80 as of December 31, 2020 compared to $18.31 as of December 31, 2019.

Tables detailing SWK’s financial performance for the fourth quarter 2020 are below.

Portfolio Status

During the fourth quarter 2020, the Company deployed $30.4 million through three transactions:

a.	$16.5 million to EyePoint Pharmaceuticals, Inc. to purchase the royalties payable to EyePoint under its license agreement with Alimera Sciences, Inc. for ILUVIEN®.
b.	$3.9 million to Trio Healthcare for the sale of certain royalty interests on a portfolio of ostomy products.
c.	$10.0 million first lien loan to Flowonix Medical, Inc., which markets the Prometra pump.

At the end of the fourth quarter 2020, the weighted average projected effective yield of the finance receivables portfolio was 13.8%, including non-accrual positions, versus 13.2% as of the end of the fourth quarter in the previous year. The projected effective yield is the rate at which income is expected to be recognized pursuant to the Company’s revenue recognition policies, if all payments are received pursuant to the terms of the finance receivables and excludes non-interest earning assets such as warrants and equity investments.

For the fourth quarter 2020, the realized yield of the finance receivables portfolio was 16.6%, versus 20.4% for the fourth quarter in the previous year. The realized yield is inclusive of all fees, including all realized unamortized fees, amendment fees, and prepayment fees, and is calculated based on the simple average of finance receivables at the beginning and end of the period. The realized yield is greater than the effective yield due to actual cash collections being greater than modeled.

Total portfolio investment activity for the three months ended December 31, 2020 and 2019 was as follows (in thousands):

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Beginning Portfolio	$187,039	$180,417	$178,648	$169,919
Early payoff	(3,686)	(10,000)	(3,686)	(33,500)
Interest paid-in-kind	(229)	413	2,145	1,287
Impairment expense and provision for credit losses	—	(1,600)	(163)	(2,209)
Investment in finance receivables and marketable investments	30,401	10,000	42,859	51,198
Loan discount and fee accretion	385	314	1,904	78
Net unrealized gain (loss) on investments and warrants assets	639	314	(1,254)	2,068
Principal payments received on investments	(1,276)	(152)	(4,756)	(4,829)
Royalty (paydowns) accretion	(868)	(1,215)	(3,371)	(5,717)
Warrant investments, net of cancellations	—	157	79	353
Ending Portfolio	$212,405	$178,648	$212,405	$178,648

Portfolio Updates Post Year End

After the close of 2020, the Company closed a $9.0 million loan financing to Sincerus Pharmaceuticals, Inc. with $7.1 million funded at closing.

Unfunded commitments totaled $1.9 million as of March 25, 2021.

Adjusted Non-GAAP Net Income

Net income in accordance with GAAP for the three-month period ended December 31, 2020, was $4.6 million, or $0.36 per diluted share.

The following table provides a reconciliation of SWK’s reported (GAAP) consolidated net income to SWK’s adjusted consolidated net income (Non-GAAP) for the three-month periods ended December 31, 2020 and December 31, 2019. The table eliminates provisions for income taxes, non-cash mark-to-market changes on warrant assets and equity securities, amortization of Enteris intangible assets and loss on remeasurement of contingent consideration.

	Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2020	2019	2020	2019
Consolidated net income	$4,644	$8,785	$5,202	$23,828
Add (Subtract): Income tax benefit	(1,338)	(8,157)	(1,537)	(6,986)
Add (Subtract): Enteris amortization expense	2,384	4,495	11,734	4,816
Add (Subtract): (Gain) loss on fair value of derivatives	(565)	(508)	586	(362)
Add (Subtract): (Gain) loss on fair value of equity securities	(75)	144	591	144
Add (Subtract): Remeasurement of contingent consideration	2,436	—	4,400	—
Adjusted income before benefit from income taxes	7,486	4,759	20,976	21,440
Adjusted benefit from income taxes	—	—	—	—
Non-GAAP consolidated net income	$7,486	$4,759	$20,976	$21,440

In the table above, management has deducted the following non-cash items: (i) change in the fair-market value of equities and warrants as mark-to-market changes are non-cash, (ii) income taxes as the Company has substantial net operating losses to offset against future income, (iii) amortization expense associated with Enteris intangible assets, and (iv) loss on remeasurement of contingent consideration.

Specialty Finance Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s consolidated adjusted income before provision for income taxes, listed in the table above, to the non-GAAP adjusted net income for the specialty finance business for the three-month period ended December 31, 2020. The table eliminates expenses associated with the acquisition of Enteris, and Enteris operating losses. The adjusted income before the provision for income taxes is derived in the table above and eliminates provisions for income taxes, non-cash mark-to-market changes on warrant assets and equity securities.

	Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2020	2019	2020	2019
Adjusted income before benefit from income taxes	$7,486	$4,759	$20,976	$21,440
Plus: Enteris acquisition expense	—	103	—	1,151
Plus: Enteris operating income (loss) excluding depreciation and amortization	(1,095)	1,383	2,283	1,880
Adjusted specialty finance income before provision from income taxes	6,391	6,245	23,259	24,471
Adjusted benefit from income taxes	—	—	—	—
Non-GAAP specialty finance net income	$6,391	$6,245	$23,259	$24,471

Conference Call Information

SWK Holdings will host a conference call and live audio webcast on Friday, April 1, 2021, at 10:00 a.m. ET, to discuss its corporate and financial results for the fourth quarter 2020. Interested participants and investors may access the conference call by dialing either:

•	(844) 378-6488 (U.S.)
•	(412) 317-1079 (international)

An audio webcast will be accessible via the Investors Events & Presentations section of the SWK Holdings’ website: https://swkhold.investorroom.com/events. An archive of the webcast will remain available for 90 days beginning at approximately 11:30 a.m. ET, on April 1, 2021.

Non-GAAP Financial Measures

This release includes non-GAAP adjusted net income and non-GAAP specialty finance net income, which are not metrics that are compliant with generally accepted accounting principles in the United States (GAAP).

•	Non-GAAP adjusted net income is adjusted for certain items (including (i) changes in the fair-market value of public equity-related assets and SWK’s warrant assets as mark-to-market changes are non-cash, (ii) income taxes as the Company has substantial net operating losses to offset against future income, and (iii) depreciation and amortization expenses, primarily associated with the Enteris acquisition).

•	In addition to the adjustments noted above, non-GAAP specialty finance net income also excludes Enteris operating losses.
•	Tangible financing book value per share excludes the deferred tax asset, intangible assets, goodwill, Enteris PP&E, and contingent consideration associated with the Enteris transaction.
•	Adjusted return on tangible financing book value is calculated by dividing specialty finance ~~division~~ segment adjusted non-GAAP net income by Tangible financing book value.

These non-GAAP measures may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provides useful additional information relating to our operations and financial condition. These metrics should be considered in addition to, and not as a replacement for, the most comparable GAAP measure.

About SWK Holdings Corporation

SWK Holdings Corporation is a specialty finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. SWK also owns Enteris Biopharma, whose core Peptelligence® drug delivery technology creates oral formulations of peptide-based and BCS class II, III, and IV small molecules. With Enteris, SWK has the opportunity to grow its specialty finance business by actively building a wholly-owned portfolio of milestones and royalties through licensing activities. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Tiberend Strategic Advisors, Inc.

Maureen McEnroe, CFA (Investors)

212-375-2664

mmcenroe@tiberend.com

Jason Rando/Johanna Bennett (Media)

212-375-2665/212-375-2686

jrando@tiberend.com

SWK HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$3,008	$11,158
Interest and accounts receivable, net	1,911	2,554
Marketable investments	1,210	1,802
Other current assets	542	1,087
Total current assets	6,671	16,601

Finance receivables, net	204,491	172,825
Marketable investments	241	466
Investment in TRT	3,491	—
Deferred tax asset, net	27,491	25,780
Warrant assets	2,972	3,555
Intangible assets, net	13,617	25,113
Goodwill	8,404	8,404
Property and equipment, net	5,211	1,292
Other non-current assets	1,312	336
Total assets	$273,901	$254,372

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,652	$3,061
Revolving credit facility	11,758	—
Total current liabilities	15,410	3,061

Contingent consideration payable	16,900	14,500
Warrant liability	—	76
Other non-current liabilities	1,079	203
Total liabilities	33,389	17,840

Stockholders’ equity:
Preferred Stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,792,586 and 12,917,348 shares issued and outstanding at December 31, 2020 and 2019, respectively	13	13
Additional paid-in capital	4,430,924	4,432,146
Accumulated deficit	(4,190,425)	(4,195,627)
Total SWK Holdings Corporation stockholders’ equity	240,512	236,532
Total liabilities and stockholders’ equity	$273,901	$254,372

SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Year Ended December 31,
	2020	2019
Revenues
Finance receivable interest income, including fees	$30,800	$30,117
Pharmaceutical development	5,903	621
Other	9	9
Total revenues	36,712	30,747
Costs and expenses:
Provision for loan credit losses	—	2,209
Impairment expense	163	—
Pharmaceutical manufacturing, research and development expense	4,268	1,176
General and administrative	10,546	7,430
Depreciation and amortization expense	12,091	4,954
Interest expense	455	338
Change in fair value of acquisition-related contingent consideration	4,400	—
Total costs and expenses	31,923	16,107
Other (expense) income, net:
Unrealized net (loss) gain on derivatives	(586)	362
Unrealized net (loss) gain on equity securities	(591)	1,643
Gain on sale of investments	53	197
Income before income tax benefit	3,665	16,842
Income tax benefit	(1,537)	(6,986)
Consolidated net income	$5,202	$23,828

Net income per share
Basic	$0.40	$1.85
Diluted	$0.40	$1.85
Weighted Average Shares:
Basic	12,852	12,906
Diluted	12,862	12,911

SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Consolidated net income	$5,202	$23,828
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan credit losses	—	2,209
Amortization of debt issuance costs	188	188
Impairment expense	163	—
Deferred income taxes	(1,711)	(7,100)
Change in fair value of warrants	586	(362)
Change in fair value of equity securities	591	(1,643)
Gain on sale of investments	(53)	(197)
Change in fair value of acquisition-related contingent consideration	4,400	—
Loan discount amortization and fee accretion	(1,983)	(349)
Interest paid-in-kind	(2,145)	(1,287)
Stock-based compensation	728	530
Interest income in excess of cash collected	—	(82)
Depreciation and amortization	12,091	4,954
Changes in operating assets and liabilities:
Interest and accounts receivable	643	(214)
Other assets	(959)	(205)
Accounts payable and other liabilities	1,527	(1,734)
Net cash provided by operating activities	19,268	18,536

Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	(19,719)
Cash received from settlement of warrants	53	—
Proceeds from sale of investments	—	197
Investment in equity securities	—	(159)
Investment in finance receivables	(42,859)	(51,039)
Repayment of finance receivables	11,752	43,980
Corporate debt security principal payment	62	66
Purchases of property and equipment	(3,937)	(48)
Other	(237)	—
Net cash used in investing activities	(35,166)	(26,722)

Cash flows from financing activities:
Repurchases of common stock, including fees and expenses	(2,010)	(883)
Net proceeds and payments under credit facility	11,758	—
Payment of acquisition-related contingent consideration	(2,000)	—
Net cash provided by (used in) financing activities	7,748	(883)

Net decrease in cash and cash equivalents	(8,150)	(9,069)
Cash and cash equivalents at beginning of period	11,158	20,227
Cash and cash equivalents at end of period	$3,008	$11,158

Supplemental noncash flow activity:
Warrants received in connection with finance receivables	$79	$353
Fair value of common stock issued in lieu of employee cash bonuses	$60	$—
Contingent consideration in connection with business combination	$—	$14,500